Term sheet No. 538J To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006, underlying supplement 17 dated August 11, 2008 and product supplement J dated June 27, 2008	Registration Statement No. 333-137902 Dated October 21, 2008; Rule 433

Deutsche Bank AG, London Branch

$

Capped Buffered Underlying Securities (BUyS) Linked to the Financial Select Sector SPDR® Fund due November 2*, 2011

General

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Capped Buffered Underlying Securities (BUyS) Linked to the Financial Select Sector SPDR® Fund due November 2*, 2011 (the “securities“ or “BUyS“) are designed for investors who seek an enhanced return of 3.0 times the appreciation, if any, of the Financial Select Sector SPDR® Fund (the “Index Fund“) at maturity, up to an Index Fund Return Cap (as defined below) of between 33% and 40% (to be determined on the Trade Date). Investors should be willing to forgo coupon and dividend payments during the term of the securities and to lose up to 95% of their initial investment if the Index Fund declines, subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on or about November 2* 2011.
•	Denominations of $1,000 and minimum initial investments of $1,000.
•	The securities are expected to price on or about October 28*, 2008 and are expected to settle three business days later on or about October 31*, 2008 (the “Settlement Date“).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA- to notes, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Index Fund:	Financial Select Sector SPDR® Fund

Index:	Financial Select Sector Index (the “Index“)

Issue Price:	100% of the face amount.

Payment at Maturity:	•

If the Final Level is greater than or equal to the Initial Level, you will receive a cash payment per $1,000 face amount of BUyS that provides you with a return on your investment equal to the Index Fund Return, which is subject to an Index Fund Return Cap of between 33% and 40% (to be determined on the Trade Date), multiplied by the Participation Rate. Accordingly, subject to the Maximum Return, if the Index Fund Return is positive, your payment at maturity per $1,000 face amount of BUyS will be calculated as follows:

$1,000 + ($1,000 x Index Fund Return x Participation Rate)

•	If the Final Level declines from the Initial Level, and such decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 face amount of BUyS.

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If the Final Level declines from the Initial Level, and such decline is greater than the Buffer Level, you will lose 1.00% of the face amount of your securities for every 1.00% that the Index Fund declines beyond the Buffer Level. Accordingly, in this case, if the Index Fund Return is less than -5.00%, your payment at maturity per $1,000 face amount of BUyS will be calculated as follows:

$1,000 + [$1,000 × (Index Fund Return + Buffer Level)]

If the Final Level declines from the Initial Level by more than the Buffer Level of 5.00%, you could lose up to $950 per $1,000 face amount of BUyS.

Buffer Level:	5%

Participation Rate:	300%

Index Fund Return Cap:	33% and 40% (to be determined on the Trade Date)

Maximum Return:	99% and 120% of the face amount (to be determined on the Trade Date)

Index Fund Return:	Subject to the Index Fund Return Cap, the Index Fund Return will be calculated as follows:

Final Level – Initial Level

Initial Level

Initial Level:	The Index Fund closing level (expressed as the price per share of the Index Fund) on the Trade Date.

Final Level:	The Index Fund closing level (expressed as the price per share of the Index Fund) on the Final Valuation Date times the Share Adjustment Factor.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for antidilution events as described in the product supplement.

Trade Date:	October 28*, 2008

Final Valuation Date:	October 28*, 2011, subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:	November 2*, 2011, subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

CUSIP:	2515A0 TN3

ISIN:	US2515A0TN36

*

Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the securities remains the same.

†

A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-5 this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement J dated June 27, 2008 and underlying supplement No. 17 dated August 11, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement J dated June 27, 2008

http://www.sec.gov/Archives/edgar/data/1159508/000119312508142391/d424b21.pdf

•	Underlying supplement 17 dated August 11, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508173702/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us“ or “our“ refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Index Fund?

The table below illustrates the payment at maturity for a $1,000 security face amount for a hypothetical range of performance for the Index Fund from -100.00% to +100.00% and assumes a Participation Rate of 300%, a Buffer Level of 5%, an Index Fund Return Cap of 37%, a Maximum Return of 111% of the face amount and an Initial Level of 15 (the actual Index Fund Return Cap, Maximum Return and Initial Level will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Level	Percentage Change in Index Fund Level (%)	Index Fund Return (%)	Payment at Maturity ($)	Return on Security (%)
36.00	100.00%	37.00%	2,110.00	111.00%
26.25	75.00%	37.00%	2,110.00	111.00%
22.50	50.00%	37.00%	2,110.00	111.00%
21.00	40.00%	37.00%	2,110.00	111.00%
20.55	37.00%	37.00%	2,110.00	111.00%
18.40	20.00%	20.00%	1,600.00	60.00%
16.50	10.00%	10.00%	1,300.00	30.00%
15.75	5.00%	5.00%	1,150.00	15.00%
15.15	1.00%	1.00%	1,030.00	3.00%
15.00	0.00%	0.00%	1,000.00	0.00%
14.85	-1.00%	-1.00%	1,000.00	0.00%
14.25	-5.00%	-5.00%	1,000.00	0.00%
13.50	-10.00%	-10.00%	950.00	-5.00%
12.75	-15.00%	-15.00%	900.00	-10.00%
12.00	-20.00%	-20.00%	850.00	-15.00%
11.25	-25.00%	-25.00%	800.00	-20.00%
7.50	-50.00%	-50.00%	550.00	-45.00%
3.75	-75.00%	-75.00%	300.00	-70.00%
0.00	-100.00%	-100.00%	50.00	-95.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Index Fund increases from the Initial Level of 15 to the Final Level of 15.75. Because the Index Fund Return of 5% is less than the Index Fund Return Cap of 37%, the investor receives a payment at maturity of $1,150 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount =

$1,000 + ($1,000 x 5% x 300%) = $1,150

Example 2: The level of the Index Fund increases from the Initial Level of 15 to a Final Level of 21. Because the Index Fund percentage change of 40% is greater than the Index

Fund Return Cap of 37%, the investor receives a payment at maturity of $2,110 per $1,000 security face amount, the maximum payment on the securities, reflecting the Maximum Return on the securities.

Example 3: The level of the Index Fund declines from the Initial Level of 15 to the Final Level of 14.25. Because the decline in the Index Fund from the Initial Level of 15 to the Final Level of 14.25 does not exceed the Buffer Level of 5%, the investor receives a payment at maturity of $1,000 per $1,000 security face amount.

Payment at maturity per $1,000 security face amount = $1,000

Example 4: The level of the Index Fund declines from the Initial Level of 15 to the Final Level of 12. Because the decline in the Index Fund from the Initial Level of 15 to the Final Level of 12 exceeds the Buffer Level of 5%, the investor will receive a payment at maturity of $850 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount =

$1,000 + [$1,000 x (-20% + 5%)] = $850

Example 5: The level of the Index Fund declines from the Initial Level of 15 to the Final Level of 0. Because the decline in the Index Fund from the Initial Level of 15 to the Final Level of 0 exceeds the Buffer Level of 5%, the investor will receive a payment at maturity of $50 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount =

$1,000 + [$1,000 x (-100% + 5%)] = $50

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL – The securities provide the opportunity to access capped equity returns by multiplying a positive Index Fund Return, which is subject to an Index Fund Return Cap of between 33% and 40% (to be determined on the Trade Date), by a Participation Rate of 300%, or a maximum payment of between $1,990 and $2,200 for each $1,000 face amount of BUyS. Because the securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the face amount of your securities is protected against a decline in the Final Level, as compared to the Initial Level, of up to 5%. If such decline is more than the Buffer Level of 5%, for every 1% decline beyond 5%, you will lose an amount equal to 1% of the face amount of your securities. For example, an Index Fund Return of -30% will result in a 25% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF THE FINANCIAL SELECT SECTOR SPDR® FUND – The return on the securities is linked to the performance of the Financial Select Sector SPDR® Fund. The Financial Select Sector SPDR® Fund is an exchange-traded fund managed by the Select Sector SPDR Trust, a registered investment company. The Select Sector SPDR Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR® Fund. The Financial Select Sector SPDR® Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index. It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, the fees and expenses of the Index Fund or due to other circumstances. This section is a summary only of the Financial Select Sector SPDR® Fund. For more information on the Financial Select Sector SPDR® Fund, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P SPDR Exchange Traded Funds – The Financial Select Sector SPDR® Fund” in the accompanying underlying supplement no. 17 dated August 11, 2008.

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CERTAIN TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe it is reasonable to treat the Securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your Securities, other than pursuant to a sale or exchange, and your gain or loss on the Securities should be long-term capital gain or loss if you hold the Securities for more than one year, subject to the potential application of the “constructive ownership” regime discussed below. If, however, the Internal Revenue Service (the “IRS“) were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

Even if the treatment of the Securities as prepaid financial contracts is respected, the Securities could be treated as subject to the “constructive ownership” regime of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code“). In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if you had invested the face amount of the Securities sold, exchanged or retired in shares of the Index Fund on the issue date and sold those shares for their fair market value on the date your Securities are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the term you held the Securities in question, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

On December 7, 2007, the Department of the Treasury (“Treasury“) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index Fund, the Index or in any of the component stocks underlying the Index Fund or any of the component stocks underlying the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your initial investment in excess of $50 per $1,000 security face amount, subject to the credit of the Issuer. The return on the securities at maturity is linked to the performance of the Index Fund and will depend on whether, and the extent to which, the Index Fund Return is positive or negative. Your investment will be exposed to any decline in the Final Level, as compared to the Initial Level, beyond the 5% Buffer Level. Accordingly, you could lose up to $950 for each $1,000 security face amount that you invest.

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THE RETURN ON YOUR SECURITIES IS LIMITED BY THE INDEX FUND RETURN CAP – As a holder of the securities, you will not benefit from any appreciation of the Index Fund beyond the Index Fund Return Cap of between 33% and 40% (to be determined on the Trade Date). Therefore, a Maximum Return of between 99% and 120% (to be determined on the Trade Date) applies to the securities. Consequently, if the Index Fund Return exceeds the Index Fund Return Cap, your payment at maturity will be limited to a maximum payment of between $1,990 and $2,200 for each $1,000 face amount of BUyS you hold, regardless of the appreciation of the Index Fund, which may be significant.

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THE SECURITIES HAVE CERTAIN BUILT-IN COSTS – While the payment at maturity described in this term sheet is based on the full face amount of your securities, the original issue price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you prior to maturity in secondary market transactions will likely be lower than the original issue price, and any such sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index Fund or holders of shares of the Index Fund would have.

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THE SECURITIES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS – An actual or anticipated downgrade in the Issuer’s credit rating will likely have an adverse effect on the market value of the securities. The payment at maturity on the securities is subject to the creditworthiness of the Issuer.

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RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN A SINGLE INDUSTRY – The stocks included in the Financial Select Sector Index and that are generally tracked by the Financial Select Sector SPDR® Fund are stocks of companies representing the financial sector of the S&P 500® Index. The underlying shares may be subject to increased price volatility as they are linked to a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry.

Financial services companies are subject to extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge, and which may change at any time. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from the financial difficulties of borrowers can negatively impact the sector, and are difficult to predict. Insurance companies may be subject to severe price competition. Economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts). Certain financial shares, including certain core holdings of the Index Fund, have recently experienced substantial share price declines. These factors could cause or contribute to large movements in the price of Index Fund shares, and could cause the price of Index Fund shares to close below the Buffer Level, in which case for every 1.00% decline beyond the Buffer Level, you will lose an amount equal to 1.00% of the face amount of your securities.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX FUND TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index Fund to which the securities are linked.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Index Fund on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index Fund;

•	the time to maturity of the securities;

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the dividend rate on the stocks held by the Index Fund (while not paid to holders of the securities, dividend payments on the stocks held by the Index Fund may influence the market price of the shares of the Index Fund and the market value of options on Index Fund shares and, therefore, affect the value of the securities);

•	the occurrence of certain events affecting the Index Fund that may or may not require an anti-dilution adjustment;

•	the market price and dividend rate on the component stocks underlying the Index Fund;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index Fund;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index Fund and any changes to the component stocks underlying it;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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PAST PERFORMANCE OF THE INDEX FUND, THE INDEX OR OF THE COMPONENT SECURITIES HELD BY THE INDEX FUND IS NO GUIDE TO FUTURE PERFORMANCE – The actual performance of the Index Fund, the Index or of the component securities held by the Index Fund over the life of the securities, as well as the amount payable at maturity, may bear little relation to the historical levels of the Index Fund or of the component securities held by the Index Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Index Fund, of the Index or of the component securities held by the Index Fund.

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THE ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Index Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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ADJUSTMENTS TO THE FINANCIAL SELECT SECTOR SPDR® FUND OR TO THE FINANCIAL SELECT SECTOR INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES – SSgA Funds Management, Inc. (“SSFM“) is the investment advisor to the Financial Select Sector SPDR® Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Financial Select Sector Index. The stocks included in the Financial Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), acting as index compilation agent in consultation with Standard & Poor’s Corporation (“S&P”) from the universe of companies represented by the S&P 500® Index. The Financial Select Sector Index is calculated and disseminated by the American Stock Exchange (“AMEX“). Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Financial Select Sector Index, which could change the value of the Financial Select Sector Index. Pursuant to its investment strategy or otherwise, SSFM may add, delete, or substitute the stocks composing the Financial Select Sector SPDR® Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Financial Select Sector SPDR® Fund, which could cause the price of Index Fund shares to close below the Buffer Level, in which case for every 1.00% decline beyond the Buffer Level, you will lose an amount equal to 1.00% of the face amount of your securities.

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THE FINANCIAL SELECT SECTOR SPDR® FUND AND THE FINANCIAL SELECT SECTOR INDEX ARE DIFFERENT – The performance of the Financial Select Sector SPDR® Fund may not exactly replicate the performance of the Financial Select Sector Index because the Financial Select Sector SPDR® Fund will reflect transaction costs and fees that are not included in the calculation of the Financial Select Sector Index. It is also possible that the Financial Select Sector SPDR® Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. SSFM may invest up to 5% of the Financial Select Sector SPDR® Fund’s assets in convertible securities, structured notes, options and futures contracts and money market instruments including repurchase agreements or funds which invest exclusively in money market instruments. The Financial Select Sector SPDR® Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Financial Select Sector Index and in managing cash flows.

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THERE IS NO AFFILIATION BETWEEN THE INDEX FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE INDEX FUND – We are not affiliated with the Index Fund or the issuers of the component securities held by the Index Fund or underlying the Financial Select Sector Index. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Index Fund or underlying the Financial Select Sector Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Index Fund or the component stocks underlying the Financial Select Sector Index or any of the issuers of the component securities held by the Index Fund or underlying the Financial Select Sector Index. You, as an investor in the securities, should make your own investigation into the component securities held by the Index Fund or underlying the Financial Select Sector Index and the issuers of the component securities held by the Index Fund or underlying the Financial Select Sector Index. Neither the Index Fund nor any of the issuers of the component securities held by the Index Fund or underlying the Financial Select Sector Index are involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither the Index Fund nor any of the issuers of the component securities held by the Index Fund or underlying the Financial Select Sector Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the Securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. Even if the treatment of the Securities as prepaid financial contracts is respected, the Securities could be treated as subject to the “constructive ownership” regime of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant yield over the period you held the Securities. As described above under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Index Fund based on the daily Index Fund closing levels from January 1, 1999 through October 17, 2008. The Index Fund closing level on October 17, 2008 was 15.35. We obtained the Index Fund closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Index Fund. We cannot give you assurance that the performance of the Index Fund will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the Securities. The agents may pay referral fees of up to 0.50% or $5.00 per $1,000 Security face amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Security face amount. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the settlement date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.